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                                                                    EXHIBIT 99.2

                               ESCROW AGREEMENT
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     THIS ESCROW AGREEMENT (this "Escrow Agreement") is made and entered into as
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of the 7th day of April, 2000 by and among Interiors, Inc., a Delaware corporation ("Buyer"), U.S. Bank Trust National Association (together with its
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successors and assigns, the "Escrow Agent"), Jerry Howard ("Howard"), Dennis
                             ------------
Darlington ("Darlington") and the Mamer Family Trust dated October 1, 1997 (the "Mamer Trust") (Howard, Darlington and the Mamer Trust collectively, the "Shareholders"). For purposes of this Escrow Agreement, all capitalized terms
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shall have the meanings ascribed to such terms in the Stock Purchase Agreement
(defined below) unless otherwise defined herein.

                                    RECITALS
                                    --------

     A. Pursuant to that certain Stock Purchase Agreement, dated as of October 27, 1999 (the "Stock Purchase Agreement") by and among Buyer and the
               ------------------------
Shareholders, Buyer purchased all of the capital stock of Concepts 4, Inc., a California corporation (the "Company") from the Shareholders.
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     B.   Pursuant to that certain First Amendment to Stock Purchase Agreement dated as of December 15, 1999 by and among Buyer and the Shareholders, the parties amended the Stock Purchase Agreement.

     C. Pursuant to Section 2.02(c) of the Stock Purchase Agreement, Buyer and the Shareholders agreed that the parties would enter into an escrow agreement in the event Buyer elected to pay the amount due Shareholders under Section 2.02(a)(iii) more than fifteen (15) Business Days after March 10, 2000.

     D. The purposes of the escrow account established hereby are to (i) secure payment to the Shareholders of the amount due the Shareholders pursuant to Section 2.02(a)(iii) of the Stock Purchase Agreement, and (ii) to hold the Escrow Shares in escrow and release the Escrow Shares to the Shareholders or the Company subject to certain terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Escrow Agreement, and intending to be legally bound, the parties hereto agree as follows:

     1.   Escrow of Funds.
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          (a)  To secure the payment of the amount due Shareholders under
Section 2.02(a)(iii) of the Stock Purchase Agreement, within ten (10) Business Days of the date hereof, but in no event later than April 14, 2000 Buyer shall deliver to the Escrow Agent (i) certificates representing a number of shares of Buyer Common Stock, the fair market value of which as of the date hereof is Two Million Eight Hundred Twenty-Two Thousand Nine Hundred Thirty-Eight Dollars ($2,822,938), and (ii) a duly executed stock power separate from such certificate, the receipt of which Escrow Agent hereby acknowledges. Valuing the shares will be the responsibility of the Buyer, and shall notify Escrow Agent in writing of such value assigned
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to shares. The fair market value of the Escrow Shares shall be computed using the daily average closing bid price per share of Buyer Common Stock for the ten
(10) trading days immediately preceding the date the applicable cash payment was to be made pursuant to Section 2.02(a)(iii) of the Stock Purchase Agreement.

          (b) The respective interests of the Shareholders in the Escrow Account shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and Buyer, and no such assignment or transfer shall be valid until such notice is given.

          (c) Any securities, non-cash dividends or other property distributable in respect of or in exchange for any of the Escrow Shares, whether by way of dividends or otherwise, shall be delivered to Escrow Agent, who shall hold such securities, non-cash dividends or other property in the Escrow Account. Such securities shall be issued in the name of the Escrow Agent or its nominee and all such securities, non-cash dividends or other property shall be considered part of the Escrow Account for purposes hereof.

     2.   Investment of Escrow Account. Cash dividends distributable in respect
          ----------------------------
of the Escrow Shares, if any, shall be held and invested or reinvested by the Escrow Agent at the unanimous written request of the Shareholders in certificates of deposit of banks or trust companies, including those of the Escrow Agent, organized under the laws of the United States of America.

     In the absence of duly authorized and complete written directions regarding investment of cash held in the account, the Escrow Account will automatically invest and reinvest in the following: U.S. Bank Money Market (FDIC Insured).

     3.   Term. The term of this Escrow Agreement shall commence on the date
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hereof and terminate on the earlier of (a) March 10, 2001, or (b) the date on which Buyer exercises the Call Option (as defined below) pursuant to Section 4 hereof .

     4.   Buyer's Option to Redeem. Buyer shall have the right, but not the
          ------------------------
obligation (the "Call Option"), to redeem the Escrow Shares and any securities, non-cash dividends and other property placed in the Escrow Account (a) at any time after the date hereof until September 10, 2000, upon payment to the Shareholders of Three Million One Hundred Five Thousand Two Hundred Thirty-One Dollars and Eighty Cents ($3,105,231.80), and (b) at any time after September 10, 2000 until March 10, 2001 upon payment of Three Million Three Hundred Eighty-Seven Thousand Five Hundred Twenty-Five Dollars and Sixty Cents ($3,387,525.60). If Buyer elects to exercise its Call Option, Buyer shall provide thirty (30) days prior written notice (the "Call Notice") of such election to the Shareholders and Escrow Agent. Buyer shall also deliver to Escrow Agent with the Call Notice by wire transfer of immediately available funds or, at Buyer's election, cashier's check in the amount of cash provided in this Section 4 (the "Call Cash Payment"). Upon receipt of the Call Cash Payment, Escrow Agent shall deliver the Escrow Shares and any securities, non-cash dividends and other property placed in the Escrow Account to Buyer and shall deliver the Call Cash Payment to the Shareholders.

     5.   Adjustment of Escrow Shares. In the event the fair market value of the
          ---------------------------
Escrow Shares falls below Two Million Two Hundred Fifty Eight Thousand Three Hundred Fifty Dollars and Forty Cents ($2,258,350.40), then the Shareholders shall deliver a notice to Buyer of

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such shortfall, and Buyer shall deliver to Escrow Agent additional shares of
Buyer Common Stock within thirty (30) days of the Shareholders' notice so that the fair market value of the Escrow Shares equals Two Million Eight Hundred Twenty-Two Thousand Nine Hundred Thirty-Eight Dollars ($2,822,938). In the event the fair market value of the Escrow Shares as of March 10, 2001 falls below Three Million Three Hundred Eighty-Seven Thousand Five Hundred Twenty-Five Dollars and Sixty Cents ($3,387,525.60) (the "Escrow Deficit"), Buyer shall deliver to the Shareholders additional shares of Buyer Common Stock the fair market value of which is equal to the Escrow Deficit.

     6.   Release of Escrow Shares. In the event that Buyer does not exercise
          ------------------------
the Call Option prior to March 10, 2001, Escrow Agent shall deliver to (a) the Shareholders the Escrow Shares and any securities, non-cash dividends and other property placed in the Escrow Account the fair market value of which as of March 10, 2001 equals up to Three Million Three Hundred Eighty-Seven Thousand Five Hundred Twenty-Five Dollars and Sixty Cents ($3,387,525,60) (the "Escrow Payout Amount") and (b) to Buyer any Escrow Shares and any securities, non-cash dividends and other property remaining in the Escrow Account after the delivery to the Shareholders of up to the Escrow Payout Amount.

     7.   Escrow Agent.
          ------------

          (a) The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary. The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as Provided in this Escrow Agreement and is authorized hereby to comply with any orders, judgments or decrees of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same.

          (b) As to any legal questions arising in connection with the administration of this Escrow Agreement, the Escrow Agent may rely absolutely upon the opinions given to it by its counsel and shall be free of liability for acting in reliance on such opinions.

          (c) The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Escrow Agreement.

          (d) The Escrow Agent may, as a condition to the disbursement of monies as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Escrow Agent from any liability arising out of its execution or performance of this Escrow Agreement, such release to be in a form satisfactory to the Escrow Agent.

          (e) Buyer shall compensate Escrow Agent for its services until termination of this Escrow Agreement or resignation of the Escrow Agent.

     8.   Indemnity.
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          (a)  Buyer and the Shareholders agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they or it may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the

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willful neglect or gross negligence or bad faith of the Escrow Agent. They further agree to indemnify the Escrow Agent against and from any and all claims, demands, costs, liabilities and expenses, including reasonable counsel fees, which may be asserted against it or to which it may be exposed or which it may incur by reason of its execution or performance of this Escrow Agreement. Such agreement to indemnify shall survive the termination of this Escrow Agreement until extinguished by any applicable statute of limitations.

          (b) In case any litigation is brought against the Escrow Agent in respect of which indemnity may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to the parties hereto, and the parties upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation, provided that failure of the Escrow Agent to give that notice shall not relieve the parties hereto from any of their obligations under this Section unless that failure prejudices the defense of such litigation by said parties. At its own expense, the Escrow Agent may employ separate counsel and participate in the defense. The parties hereto shall not be liable for any settlement without their respective consents.

     9.   Acknowledgment by the Escrow Agent. By execution and delivery of this
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Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

     10.  Resignation or Removal of Escrow Agent, Successors.
          --------------------------------------------------

          (a) The Escrow Agent may resign as such following the giving of thirty (30) days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' prior written notice to the Escrow Agent by the Shareholders. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the Escrow Account then in its possession to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

          (b) If for any reason any person or entity is unwilling to serve as successor Escrow Agent and if the other parties hereto are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

          (c) Every successor appointed hereunder shall execute, acknowledge and deliver to its predecessor and the other parties hereto, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Escrow Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any

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and all such instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged and delivered by the predecessor.

          (d) In the event of an appointment of a successor, the predecessor shall cease to be custodian of any funds, securities or other assets and records it may hold pursuant to this Escrow Agreement, and the successor shall become such custodian.

          (e) Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Fund, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement.

     11.  Entire Agreement, Amendments and Waivers. This Escrow Agreement and
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the Stock Purchase Agreement contain the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, discussions, arrangements or understandings with respect thereto. No amendment, supplement, modification or waiver of this Escrow Agreement shall be binding unless executed in writing by the Escrow Agent, Buyer and the Shareholders. No waiver of any of the provisions of this Escrow Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. In addition to the remedies provided in this Escrow Agreement, any party may pursue any and all remedies now or hereafter existing at law or in equity.

     12.  Execution Counterparts.  This Escrow Agreement may be executed in
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one or more counterparts  (including by facsimile), each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

     13.  Severability. If any provision of this Escrow Agreement, or any
          ------------
covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable portion were not contained therein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

     14.  Headings.  The headings in this Escrow Agreement shall be solely for
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convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions or sections of this Escrow Agreement.

     15.  Notices.  All notices or other communications which are required or
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permitted hereunder shall be in writing and shall be deemed to be sufficiently given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), postage prepaid, upon the earlier of actual delivery or upon three days after being mailed, and (c) if delivered by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following address:

          (a)     As to Buyer:          Interiors, Inc.
                                        320 Washington Street
                                        Mt. Vernon, New York 10553

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                                        Attention: Max Munn
                                        Facsimile: (914) 665-1610

                  With a copy to:       Christopher A. Wilson, Esq.
                                        Paul, Hastings, Janofsky & Walker LLP
                                        555 South Flower Street, 23rd Floor
                                        Los Angeles, California 90071
                                        Facsimile: (213) 627-0705

          (b)     As to Escrow Agent:   U.S. Bank Trust National Association
                                        180 E. 5h St.
                                        St. Paul, MN 55101
                                        Attn:  Brent Jordahl
                                        Facsimile:  (651) 244-8555

          (c)     As to Shareholders:   Concepts 4, Inc.
                                        3229 East Spring Street, Suite 200
                                        Long Beach, California 90806
                                        Attention: Jerry Howard, President
                                        Facsimile: (562) 424-1331

                  With a copy to:       Lorraine L. Loder, Esq.
                                        601 West Fifth Street, Eighth Floor
                                        Los Angeles, California 90071
                                        Facsimile: (213) 623-1409

     Any of the parties hereto may, by notice given hereunder, designate any further or different address to which subsequent notices or other communications shall be sent.

     16.  Expenses. Except as otherwise provided for herein, each party shall be
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responsible for its own costs and expenses with respect to matters involving this Escrow Agreement.

     17.  Successors.  This Escrow Agreement shall be binding upon, and inure
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to, the benefit of the heirs, executors, successors and assignees of the parties hereto, and no other person shall have any right, benefit or obligation hereunder.

     18.  Gender.  Words of the masculine gender include the feminine and the
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neuter, and when the context so requires, words of the neuter gender may refer to any gender.

     19.  Applicable Law.  This Escrow Agreement shall be governed by and
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construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of California.

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                     (SIGNATURE PAGE TO ESCROW AGREEMENT)

     IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be executed on its behalf as of the day and year first above written.

                                BUYER:

                                INTERIORS, INC.


                                By: ______________________________
                                    An Authorized Officer

                                ESCROW AGENT:

                                U.S. BANK TRUST NATIONAL ASSOCIATION


                                By: ______________________________
                                    An Authorized Officer

                                SHAREHOLDERS:

                                THE HOWARD FAMILY TRUST DATED MARCH 21, 2000


                                By: ______________________________
                                    All Trustees


                                __________________________________
                                Dennis Darlington

                                THE MAMER FAMILY TRUST DATED OCTOBER 1, 1997


                                By: ______________________________
                                    All Trustees

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